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                                                                   Exhibit 10.27

                            EXIT STRATEGY(R)AGREEMENT

      THIS EXIT STRATEGY AGREEMENT (the "AGREEMENT"), made this ____ day of December, 2004 (the "EFFECTIVE Date") by and between Tecumseh Power Company, a Delaware Corporation, and Tecumseh Products Company, a Michigan corporation, and Hayton Property Company, LLC, a Wisconsin limited liability company (hereinafter collectively referred to as "CLIENT"), and TRC Companies, Inc. and TRC Environmental Corporation (hereinafter collectively referred to as "TRC"). The foregoing parties to this Agreement are hereinafter sometimes referred to collectively as the "PARTIES" or singularly as a "PARTY".

      WHEREAS, Client owns and/or operates, and its operations may have affected, certain properties and soil, sediments and groundwater associated therewith (hereinafter referred to as the "PLANT SITE") as described on Exhibit "A", attached hereto and made a part hereof; and

      WHEREAS, the Sites have Pre-existing Pollution Conditions that may require remediation pursuant to Applicable Law; and

      WHEREAS, the Wisconsin Department of Natural Resources, TRC and the Client have entered into a Consent Order, effective December ___, 2004, a copy of which is attached hereto and incorporated herein as Exhibit "B"; and

      WHEREAS, TRC wishes to assume, and as consideration for such assumption Client and Client Releasees (as defined herein) wish to transfer and assign to TRC, whose performance hereunder is funded and secured primarily through a Pollution Legal Liability Select Cleanup Cost Cap Insurance Policy (the "POLICY") issued by the American Specialty Lines Insurance Company, a division of the American International Group ("AISLIC" or "AIG"), as provided for under Paragraph 9(a) hereof (the "POLICY"), any liability, obligations, and responsibility Client or Client Releasees may have under Applicable Law for the Remediation of the Pre-existing Pollution Conditions, Remediation Costs, and Project Completion, at or associated with the Site; and

      WHEREAS, TRC wishes to release, indemnify and hold Client and Client Releases harmless for any Environmental Remediation Liability at, or associated with the Site, all as more fully set forth herein.

      NOW, THEREFORE, the Parties, in consideration of the mutual covenants set forth below, agree as follows:

      1.    Definitions.

            (a) "AFFILIATES" means with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified entity. For the purpose of this definition, "CONTROL", when used with respect to any specified entity, means the possession of the

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power to direct the management or policies of the specified entity, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by Agreement or otherwise. Without limiting the generality of the foregoing, an entity who directly or indirectly has the power to vote at least [20]% of the voting securities or other equity interests of another entity shall be deemed to "control" such other entity.

            (b) "APPLICABLE LAW(s)" means any federal, state, or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, directive, or order, or any judicial decision or common law or any requirement of any Governmental Authority, as may now be in effect or which may be enacted, adopted or made effective at a future date. Applicable Laws include, without limitation, all statutes, laws, ordinances, policies, guidance, rules, administrative interpretations, regulations, directives, orders, judicial decisions and any requirements of any Governmental Authority, which pertain to protection of the environment, environmental matters, Pollutants, or health and safety matters, and any future amendments thereof, including, without limiting the generality of the foregoing, any of the following statues, any comparable state and local statutes, and any attendant implementing regulations: the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; Clean Water Act, Sections 33 U.S.C. 1251 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Sections 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq. Applicable Law specifically includes, without limitation, all "Environmental Laws" as that term is defined in the Policy.

            (c) "CHANGE" means a change to the Remedial Action Plan or the Remediation as provided for under Paragraph 6 (d) hereof.

            (d) "CLIENT" means, individually or in the aggregate, Tecumseh Power Company, Tecumseh Products Company, and Hayton Property Company, L.L.C.

            (e) "CLIENT RELEASEES" means Client and its successors, Affiliates, parents, subsidiaries, lessees and assigns, and their respective agents, representatives, officers, directors, shareholders and employees and Client's current and future successors, Affiliates, parents, subsidiaries, lessees and assigns, and their respective officers, directors, shareholders and employees.

            (f) "COMPLETION APPROVAL" means, with respect to the Work Area, one or more "no further action" letters or their reasonable equivalents from all applicable Governmental Authorities responsible for supervision of the Remediation including without limitation, the WDNR and the Environmental Protection Agency or their successors, that all Remediation in the Work Area has been completed in conformance with the Remedial Action Plan or that the Remedial Action Plan is otherwise complete pursuant to the requirements of any applicable Voluntary Clean-Up Program; provided, however, that such certifications or other "no further action" letters or documents may contain ongoing requirements for Monitoring.

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            (g) "CONSENT AGREEMENT" means that certain Consent Order between
WDNR, TRC and Tecumseh Products Company dated December __, 2004, as attached hereto as "Exhibit B" and made a part hereof, and any amendments or modifications thereof.

            (h) "DESIGNATED REPORTING PERSON(s)" means those persons chosen by Client to coordinate the assessment and reporting of Pollution Conditions discovered on or associated with the Sites. In the event that no Designated Reporting Person is identified by Client and/or New Owner(s), TRC shall assume that the Designated Reporting Person is the Corporate Director of Environmental Control for Tecumseh Products Company.

            (i) "DOWNSTREAM AREA" means the approximately seven (7) river miles beginning at the Hayton Millpond at the end of the Work Area and continuing until the confluence of the North and the South branches of the Manitowoc River, all as more fully shown on the map attached hereto as Exhibit "B-1", including without limitation, all overbanks, sediments, stream channels and surface waters where Remediation may be required by any Governmental Authority.

            (j) "DOWNSTREAM COMPLETION APPROVAL" shall mean a Completion Approval limited to and respecting the entire Downstream Area acceptable to AISLIC and Client in their reasonable discretion.

            (k) "ENVIRONMENTAL REMEDIATION LIABILITY" means any and all responsibility or obligation under Applicable Law or otherwise required by Governmental Authorities pursuant to Applicable Law to perform Remediation of Pre-existing Pollution Conditions at, on, under or migrating from the Sites.

            (l) "GOVERNMENTAL AUTHORITY" means any federal, state, tribal or local governmental, regulatory or administrative agency, commission, department, board, council, branch, instrumentality or other governmental subdivision, court, tribunal, arbitral body or other authority or other subdivision, department or branch of any of the foregoing with jurisdiction over the Sites, Remediation or with respect to the Environmental Remediation Liability, including without limitation WDNR and EPA.

            (m) "INSURER" shall mean AISLIC or its successor or assignee under and pursuant to the Policy.

            (n) "MONITORING" shall mean the placement, maintenance, monitoring, recordkeeping and reporting to Governmental Authorities and the ongoing and continued performance of any institutional, engineering or land use controls required by a Governmental Authority and associated with any Remediation, including with limitation, (1) any required monitoring and reporting activities associated with a confined disposal facility or any other property hereafter acquired by TRC in the vicinity of the Work Area for the purpose of disposing of Pollutants from the Plant Site, the Work Area or the Downstream Area, as applicable; and (2) any ongoing sampling, monitoring or other

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investigative remedial activities of groundwater, surface water, sediments or soils required by a Governmental Authority prior to Project Completion.

            (o) "NATURAL RESOURCE" or "NATURAL RESOURCES" means land, wetlands, fish, wildlife, biota, flora or fauna, air, water, sediments, groundwater, drinking water supplies, and other such resources belonging to, managed by, held in trust by, appertaining to, or otherwise controlled by the United States, (including the resources of the fishery conservation zone established by the Magnuson-Stevens Fishery Conservation and Management Act, 16 U.S.C. Section 1801 (et. seq.), any state or local government, or an Indian tribe.

            (p) "NATURAL RESOURCE DAMAGES" means any damages recoverable by a Government Authority, including as trustee on behalf of the public, for physical injury to, destruction of, or loss of value or impairment of Natural Resources at the Site as a result of a release of Pollutants, including but not limited to: (i) the costs of assessing such injury, destruction, or loss of impairment arising from or relating to such release; (ii) the costs of restoration, rehabilitation, or replacement of injured or lost natural resources or of acquisition of equivalent resources; (iii) the costs of planning such restoration activities; (iv) compensation for injury, destruction, loss, impairment, diminution in value, or loss of use of Natural Resources; and (v) each of the categories of recoverable damages described in 43 C.F.R. Section
11.15 and applicable state law.

            (q) "NEW OWNER" means a buyer of and/or successor to Client or Client's rights and obligations in one or more of the Sites as permitted herein.

            (r) "NEW POLLUTION CONDITIONS" means Pollution Conditions at, on, under or migrating from the Site, which commenced or otherwise legally are on or after the Effective Date hereof or otherwise as a result of activities at the Site on or after the Effective Date.

            (s) "NON-OWNED LOCATIONS" refers to property or geographical locations that are neither owned nor operated by Client, including without limitation, any confined disposal facility located in the vicinity of the Work Area.

            (t) "NON-OWNED LOCATIONS OWNER" means the owner or operator of a "Non-Owned Location".

            (u) "OFF-SITE LOCATIONS" refers to property or geographical locations beyond the boundaries of the Sites that may impact, or may be impacted by, Pollution Conditions at, on, under or migrating to or from the Sites.

            (v) "POLLUTANTS" means hexavalent chromium, polychlorinated biphenyls ("PCBS"), byproducts or progeny thereof and any other Pollution Conditions discovered by TRC pursuant to or during the execution of the Remediation.

            (w) "POLLUTION CONDITIONS" means the discharge, dispersal, release or escape of any Pollutants into or upon land, or any structure on land, the atmosphere or any watercourse or body of water, including groundwater, surface water or sediments,

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provided such conditions are not naturally present in the environment in the amounts or concentrations discovered.

            (x) "PRE-EXISTING POLLUTION CONDITION" means Pollution Conditions existing at the Sites on or prior to the Effective Date hereof, including without limitation, the effects of continuing releases of Pollutants that exist as of and continue after the Effective Date hereof, and re-releases of existing Pollutants caused by, or exacerbation of Pollution Conditions during, Remediation.

            (y) "PROJECT COMPLETION" means:

                  1. After completion Approval, receipt by TRC and the Client of written confirmation from the applicable Governmental Authority that Remediation pursuant to the Remedial Action Plan has been completed and that no further Monitoring or Remediation is required regarding the Pollution Conditions at the Sites; or

                  2. In the event that the determination delineated in Item (1). above is not obtained from the applicable Governmental Authority, Project Completion shall be deemed to have occurred on the date that is twenty-four (24) months from the confirmed receipt by such Governmental Authority of any report or other compliance document submitted by TRC demonstrating and certifying that no further Monitoring is required regarding the Pollution Conditions at the Sites under Applicable Law and further provided that: (1) TRC receives no objections from the Governmental Authority during such twenty-four (24) month period; and (2) TRC has made good-faith efforts to obtain the determination from the Governmental Authority that no further Monitoring is required; and (3) AISLIC and the Client consent in writing that no further Monitoring or Remediation is required, which consent shall not be unreasonably withheld, delayed or denied, except with respect to the Downstream Area, which consent may be granted or denied at the sole and absolute discretion of Client.

            (z) "REMEDIAL ACTION PLAN" means the plan for Remediation to be prepared pursuant to Paragraph 6 herein.

            (aa) "REMEDIATION" means the investigation, study, remediation, removal, transportation, disposal, treatment (including in-situ treatment), management, stabilization, containment or neutralization of Pollution Conditions necessary to achieve Project Completion, including, but not limited to Monitoring that may be required after the completion of such investigation, study, remediation, removal, disposal, treatment, management, stabilization, containment or neutralization.

            (bb) "REMEDIATION COSTS" means any and all costs incurred for Remediation. Remediation Costs shall include, without limitation: study and investigation costs; planning costs; consultant costs; transportation costs; legal fees; permit fees and costs; filing fees; Monitoring costs; costs to retain any subcontractors or licensed professionals; fees and charges of any applicable Governmental Authority for governmental oversight of the Remediation; public notice and participation costs, costs for the plugging and closure of all monitoring wells upon Project Completion in

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accordance with Applicable Law; costs associated with Project Completion, and costs related to any liability for off-site disposal of Pollutants generated pursuant to the Remediation which are removed and disposed at Non-Owned Locations or otherwise. Remediation Costs also include, without limitation, any and all costs associated with the temporary re-location of any operating assets or facilities required to accomplish the Remediation and any attendant Site Restoration costs.

            (cc) "SITE" or "SITES" means, collectively, the Plant Site, the Work Area and the Downstream Area.

            (dd) "SITE RESTORATION" shall mean the physical restoration of any areas of and/or structure(s) disturbed by the Remediation to pre-Remediation conditions or to such other conditions required by Governmental Authorities.

            (ee) "STATE" shall mean the State of Wisconsin.

            (ff) "SUBCONTRACTOR" means every person (other than employees of TRC) employed by TRC, or by any person working with TRC, including every sub-Subcontractor of whatsoever tier, for any portion of the Remediation, or in any manner associated with the Remediation, whether for the furnishing of labor, materials, equipment, services or otherwise.

            (gg) "TRC" means TRC Companies, Inc. and TRC Environmental Corporation, individually or in the aggregate.

            (hh) "VOLUNTARY CLEAN-UP PROGRAM" means a program of the United States or the State established pursuant to Applicable Law which provides for a mechanism for the written approval of, or authorization to conduct, voluntary action for the clean-up, removal or remediation of Pollutants or Pollution Conditions that exceed actionable levels established pursuant to Applicable Law.

            (ii) "WDNR" shall mean the Wisconsin Department of Natural Resources or any successor agency thereto having jurisdiction over the environmental condition of the Site.

            (jj) "WORK AREA" means, collectively, the Plant Site and for the Operable Units of the Hayton Area Remediation Project, the following: in Operable Units 1-3 (excluding the backwater portion of Operable Unit 3), the area extending 100 feet to either side of the creek centerline, and where applicable, the primary and secondary channels; in Operable Unit 4 and the backwater portion of Operable Unit 3, a topographic contour equal to and elevation 6 inches above the maximum spill elevation of the Hayton Millpond embankment.

      2.    Transfer and Assignment; Release and Hold Harmless.

            (a) Client hereby transfers and assigns to TRC, which transfer and assignment TRC hereby accepts, complete and sole responsibility to complete the Remediation of Pre-existing Pollution Conditions and achieve Project Completion, except

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as otherwise expressly set forth herein. TRC hereby releases, indemnifies, defends and holds harmless Client and Client Releasees from and against all costs, damages, liabilities, penalties, fines, liens, costs and expenses (including without limitation attorneys, consultants, and expert fees and expenses and litigation and arbitration expenses), and claims on account of, with respect to, or in any way connected with or arising out of the Environmental Remediation Liability or the Remediation. The foregoing shall not apply to Excluded Matters as set forth below.

            (b) The following matters are "EXCLUDED MATTERS" hereunder, liability for which is not assumed by TRC:

                  (i) any costs for Remediation or governmental oversight thereof on account of periods prior to the Effective Date, including costs incurred by any Governmental Authority or other party prior to the Effective Date hereof;

                  (ii) except as required for Remediation or Project Completion, capital improvements to, and demolition, repair, maintenance, or replacement of structures and equipment that may be necessary to prevent releases of Pollutants or continuing releases of Pollutants;

                  (iii) New Pollution Conditions to the extent that the same are determined pursuant to Paragraph 7 hereof not to be TRC's obligation;

                  (iv) Remediation Costs incurred or assessed after the occurrence of the TRC Liability Limitation (as hereinafter defined); and

                  (v) Natural Resource Damages, except to the extent the same arise out of the acts or omissions of TRC or Remediation conducted hereunder by or on behalf of TRC after the Effective Date.

            (c) To the extent a Governmental Authority determines that TRC has responsibility for an Excluded Matter, the same shall be treated as a "Change" pursuant to the requirements of Paragraph 6(d) hereof.

      3. Agreement Price. Within thirty (30) days of the Effective Date, Client shall pay to TRC the sum of $925,000 (the "TRC PAYMENT"), which amount, together with TRC's rights under the Policy, shall constitute full and fair compensation to TRC for TRC's assumption of its obligations described herein.

      4. TRC's Obligations. TRC's obligations hereunder include, but are not limited to:

            (a) assuming the sole responsibility for, and completing performance of, the Remediation of Pre-existing Pollution Conditions necessary to achieve Project Completion in accordance with Applicable Law and the Consent Agreement and in coordination and cooperation with all applicable Governmental Authorities; including without limitation, investigation and studies; regulatory agency negotiations; public participation obligations; all financial assurance obligations and requirements of the

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Remediation, whether currently in force or hereinafter imposed or enacted; Site
Restoration; designing and implementing institutional, land use and engineering controls; notifications, filings, reports and interactions; engineering design and permitting; remedial actions and remedial operations; and Monitoring activities;

            (b) warranting and agreeing that the Remediation shall satisfy all the requirements of Governmental Authorities and the Consent Agreement, and shall: (a) be free from fault and defects, latent or otherwise; (b) be free of liens, security interests and encumbrances caused or created by TRC or any agents or Subcontractors; and (c) comply with, and be completed by means and methods complying with, Applicable Law, the requirements of Governmental Authorities, and applicable requirements under the Policy;

            (c) maintaining in effect the Policy as set forth in Paragraph 9(a) hereof and in the form attached as Exhibit "C" hereto and made a part hereof and complying at all times with its responsibilities under the Policy;

            (d) satisfying and ensuring satisfaction thereof by its employees, officers, and Affiliates and Subcontractors as may be required by the terms and conditions of the Policy to maintain such Policy in full force and effect, including, without limitation, prompt delivery of all information or documents to the Insurer, as required by TRC under the Policy, meeting all notification requirements for Coverage H and all other obligations of TRC under the Policy with respect to Coverage H. TRC shall copy the Designated Reporting Person(s) on all notices made under the Policy and all communications, whether written, electronic or verbal, made to and received from AISLIC from time to time;

            (e) coordinating and cooperating fully with Client in the planning and execution of the Remediation through Project Completion to avoid and minimize to the greatest extent possible disruption to the commercial operations of Client at any of the Sites, except to the extent those disruptions are absolutely necessary to comply with the requirements of a Governmental Authority, and to notify Client of all potential requirements of a Governmental Authority that may result in any interruption in Client's business operations so that Client and TRC may jointly negotiate with such Governmental Authority to avoid or minimize such disruption. TRC will provide notification, in accordance with Paragraph 15 hereof, under this provision promptly, and at a minimum will inform Client of such required interruption of operations at least sixty (60) days or more before the date of such interruption, or, if and only if such a schedule for notification is not commercially practical, no more than three (3) days after receipt from a Governmental Authority of notice of such requirements;

            (f) delivery to Client of monthly progress reports in the form submitted to the Insurer for claims under Coverage H of the Policy, which, at a minimum, identify and describe the Remediation completed to date, the monthly and year-to-date costs incurred in the performance of the Remediation and Project Completion, and the Remediation Costs paid under the Policy; and providing advance written notice to Client of all project meetings with the Insurer or with any Governmental Authority;

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            (g) ensuring the reporting, or proper notification, to Governmental
Authorities upon the discovery of Pollution Conditions requiring the same under Applicable Law in accordance with the terms set forth in this Paragraph 4(g) hereof. In the event of the discovery of any Pollution Condition that may require that a report or notification be made to any Governmental Authority, TRC shall immediately contact the Designated Reporting Person(s), as provided in Exhibit "D" attached hereto, prepare all appropriate documentation required for such report or notification, fully cooperate with Client and submit any required notices or reports in order to meet all obligations under Applicable Law for such reporting or notification. Notwithstanding anything to the contrary contained herein, TRC shall copy the Designated Reporting Person(s) on all communications made to and received from Governmental Authorities with regard to the Sites or the Remediation;

            (h) diligently performing the Remediation in a timely fashion, avoiding unnecessary delays and using good faith efforts to materially complete the Remediation to Completion Approval within six (6) years of the Effective Date. TRC shall prepare for Client annual progress reports on the Remediation schedule, which reports shall be completed and delivered to Client on or before the anniversary date of this Agreement, outlining the Remediation completed to date and the anticipated activities to take place in the next calendar year, the anticipated dates for Completion Approval and for Project Completion and other information as may be reasonably requested by Client. TRC will prepare a report on the sixth (6th) anniversary of the Effective Date which shall, in addition, detail the progress completed to date; the expected dates of Completion Approval and Project Completion if the same have not yet been attained, and a detailed explanation of why Completion Approval and/or Project Completion has not yet occurred;

            (i) complying fully with Applicable Law governing conduct of the Remediation through Project Completion;

            (j) providing to Client reasonable advance notice (but in no event less than five (5) days advance notice) of, and a right but not the obligation to participate in, all interactions with Governmental Authorities and obtaining Client's comments on any and all commitments made, to Governmental Authorities concerning the Remediation or Project Completion including, without limitation, any institutional or engineering controls or land use restrictions proposed for the Sites or any portion thereof;

            (k) developing the Remedial Action Plan for the performance of the Remediation pursuant to Paragraph 6 hereof.

            (l) delivery to the Client of copies of all draft reports, data, documents and information relating to the Remediation through and including Project Completion, not less than ten (10) days before they are to be submitted to any Governmental Authority, and Client shall have the right, but not the obligation, to provide comments and to have such comments considered seriously and in good faith by TRC, before the report, data, documents, or information are finalized and submitted to the Governmental Authority and/or Remediation or other actions relating to the same are initiated;

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            (m) identifying, obtaining and executing, and otherwise assuming sole responsibility for, all necessary authorizations, approvals, permits, permit modifications or amendments, and manifests necessary for the Remediation, provided that such permits, permit modifications or amendments, and manifests will not create conditions inconsistent with Client's need to operate or take other necessary actions at the Plant Site;

            (n) becoming a signatory to, and complying with all terms and conditions, of the Consent Agreement, and to any amendments thereof or any successor agreements or orders with any Governmental Authority relating to the Site or the Remediation, including without limitation, negotiating, completing, executing (to the extent permitted by any Governmental Authority), and assuming complete operational and financial responsibility for all consent decrees, administrative orders on consent, or unilateral administrative orders issued after the Effective Date by or on behalf of any Governmental Authority;

            (o) cooperating with Client in assessing the terms of this Agreement so as to maximize all potential benefits that Client could realize pursuant to the applicable provisions of the Internal Revenue Code (26 U.S.C. Sections 1 et seq.). To the extent that an alteration to the terms or provisions of the Agreement could maximize any tax benefit to Client, TRC will agree to make such alterations so long as such alterations do not materially or substantively increase its obligations under this Agreement;

            (p) promptly delivering copies of all correspondence, documents and other information submitted to or received from: (1) the Insurer relating to the Remediation; or (2) from third parties if such documents or correspondence could reasonably be construed to potentially result in a PLL Claim (as hereinafter defined) being filed against any Client Releasee or TRC.

            (q) identifying and taking all appropriate steps to locate and define sub-surface structures (e.g., pipes and lines) and using best efforts and all customary means to protect and avoid impact to such structures during, or as a result of, the performance of the Remediation;

            (r) modifying the Remediation to the extent TRC decides for whatever reason, or is directed by a Governmental Authority to do so, which modification and change shall be designed and implemented by TRC at its sole cost and expense and in accordance with all other terms and conditions of this Agreement, including without limitation, the Client reporting and approval requirements of this Paragraph 4;

            (s) being fully responsible for every portion of work furnished or conducted by its Subcontractors and for every act and omission (whether willful, negligent, non-negligent, or otherwise) of every Subcontractor and such Subcontractor's employees. TRC shall be solely responsible for settling jurisdictional disputes and maintaining labor harmony during the Remediation and through Project Completion;

            (t) upon thirty (30) days notice of an intent to transfer ownership in a Site from Client to a New Owner, preparing and providing a comprehensive list of all

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authorizations, approvals, permits and other documentation, including, without limitation, any materials reasonably requested by Client with respect to the Remediation or Project Completion, necessary to transfer the same;

            (u) obtaining access to all Sites not owned by Client or its Affiliates and all Non-Owned Locations as may be necessary for the performance of Remediation and to obtain Project Completion; provided, however, that, within thirty (30) days of the Effective Date, Client shall assign to TRC, and TRC shall assume all of Client's obligations, under these certain license, access and easement agreements with third party property owners listed on Exhibit "E" attached hereto and made a part hereof; and

            (v) cooperating with Client, the Governmental Authorities and any substitute or replacement contractor as necessary to ensure a smooth transfer of the project hereunder to such substitute contactor after the occurrence of any TRC Default.

      5. Client's Obligations. Client's obligations hereunder are:

            (a) To cooperate as practicable and reasonable with TRC in the planning and execution of the Remediation and Project Completion so that TRC may comply with its obligations hereunder; provided, however, that Client shall not be required to incur additional expense or any significant investment of time or effort in connection with such cooperation;

            (b) To allow TRC to utilize, at no cost to Client, the existing utilities at the Sites, to the extent the same are owned or operated by Client, except that TRC shall be solely responsible for the cost of any extensions, material use of utilities, additional or modified permits, all costs of utility service, and any capital improvements needed by TRC to conduct the Remediation and achieve Project Completion;

            (c) Subject to Client's prior approval, which approval shall not be unreasonably withheld, to allow TRC to apply for and obtain permits (or to modify or amend Client's existing permits), and sign, approvals, and manifests as may be necessary to implement the Remediation and Project Completion, provided that such permits, approvals and manifests will not create conditions inconsistent with Client's need to operate the Sites for its ongoing and ordinary business operations. Client shall have the right but not the obligation to participate in any interaction with Governmental Authorities for the application of such permits, permit modification or amendments, approvals or manifests and TRC shall provide Client with sufficient advance notice of all such interaction to allow same. In the application for such permits, permit modifications or amendments, approvals or manifests, TRC shall be designated as the operator and Client designated as the owner;

            (d) To the extent assignable, to assign to TRC any consulting, off-site waste disposal or remediation contracts it has executed for the Remediation of any Site, provided that TRC shall agree to abide by the terms and conditions of such contracts and to assume the ongoing obligations of Client thereunder, and to transfer to TRC all data,

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reports, and information that Client to its knowledge has in its possession concerning the Pre-existing Pollution Conditions at any such Site;

            (e) With respect to any PLL Claim (as hereinafter defined in Paragraph 9(e)) for which Client has sought and obtained coverage under the Policy, to pay at Client's election and at its sole and absolute discretion, to TRC or the Insurer, as applicable, the actual costs of any Remediation approved by the Insurer conducted by TRC or such other approved contractor that is covered by the Policy but which Remediation is subject to any separate deductible or self-insured retention an amount up to the amount but in no event more than such self-insured retention required by the Policy; (each, an "SIR PAYMENT"); provided, however, the costs of such Remediation shall be approved in advance by the Insurer as ordinary and reasonable charges either on a fixed price or time and materials basis. Client may elect, with the consent and approval of the Insurer, to escrow any SIR Payment with the Insurer in accordance with the terms of the Policy, whereupon such funds shall be drawn from the Policy by TRC or such other approved contractor in accordance with the terms thereof and any amounts remaining upon completion of such specific portions of the Remediation shall be returned to Client. Notwithstanding anything to the contrary contained herein, TRC and Client expressly acknowledge and agree that, upon acceptance by the Insurer of any PLL Claim for coverage under the Policy, and upon the request of Client and approval by the Insurer, TRC shall manage all aspects of the PLL Claim for and on behalf of Client in all respects, but subject to the reporting and notice provisions of Paragraph 4 of this Agreement, and Client shall execute and deliver to TRC any documents or instruments necessary to transfer and assign such authority to TRC with respect to such PLL Claim. TRC shall indemnify, defend and hold harmless Client from and against any costs, damages, expenses or liabilities incurred by Client to the extent arising from or caused by TRC's acts or omissions in managing the PLL Claim that result in the Insurer's denial of coverage under the Policy or denial of reimbursement to Client for such costs, damages, expenses or liabilities payable by the Insurer pursuant to such PLL Claim. TRC further acknowledges and agrees that its obligations to perform Remediation arising out of PLL Claims shall be identical to its other duties and obligations hereunder, except to the extent otherwise expressly set forth in this Paragraph 5(e); provided, however, Client agrees that TRC's obligations under this subparagraph 5(e) are conditioned upon TRC performing the Remediation on behalf of Client as Client's scheduled contractor under the applicable PLL Claim.

            (f) Except to the extent required for Remediation and Project Completion, to perform the capital improvements, repairs, replacements and maintenance reasonably necessary to prevent any releases or continuing releases of Pollutants from the portion of the Sites that are owned or controlled by Client;

            (g) To cooperate with TRC in the identification, location and definition of Client's sub-surface structures (e.g., pipes and lines) at the Sites;

            (h) To pay the premium and any surplus lines taxes and fees for the Policy in full on the Effective Date and to satisfy Client's continuing obligations under the Policy; and

            (i) To provide to TRC reasonable access to the Plant Site and use of the parking lot and the office space at the Hayton Millpond facility in the Work Area that is owned by Client, provided such access does not unreasonably interfere with Client's ongoing business operations, is coordinated with and approved in advance by the Designated Reporting Person and is otherwise limited to the areas shown on Exhibit "F" attached hereto, and to reasonably support TRC, at no cost to Client, in its efforts to obtain access to non-owned property adjacent to these areas as needed.

Notwithstanding anything to the contrary contained herein, the Parties hereto acknowledge and agree that there shall be no further payment or compensation due or payable from Client in connection with this Agreement or the performance of Client's or TRC's obligations thereunder, except with respect to a Change pursuant to Paragraph 6(d) herein or an SIR Payment as set forth in Paragraph 5(e) above. TRC acknowledges and agrees that it shall, from time to time, make claims under Coverage H of the Policy to pay the costs of known or anticipated Remediation, all as more fully set forth in this Agreement. TRC shall be solely responsible for and shall duly and timely perform the Remediation, even if some or all Remediation Costs are not subject to reimbursement under the Policy or if TRC and the Insurer are engaged in a dispute regarding coverage with respect to all or any portion of such Remediation Costs. TRC shall provide to Client copies of all written communications with the Insurer relating to such claims and Remediation Costs, together with any background materials submitted to the Insurer in connection therewith and shall keep Client regularly apprised of the status of any coverage disputes.

      6. Remedial Action Plan.

            (a) TRC shall develop a comprehensive remedial action plan in accordance with the Consent Decree for the Site addressing all such Pre-existing Pollution Conditions at and associated with the Site and delineating in detail the actions that will be undertaken to perform the Remediation and achieve Project Completion (the "REMEDIAL ACTION PLAN").

                  (i) TRC shall provide Client with copies of any drafts of the Remedial Action Plan not less than fifteen (15) days before they are revised and/or submitted to any Governmental Authority, and Client shall have the option, but no the obligation, of reviewing a draft of the Remedial Action Plan and providing comments;

                  (ii) If Client chooses to review the draft Remedial Action Plan, Client shall provide comments to TRC no later than ten (10) days from receipt by Client;

                  (iii) TRC shall in good faith incorporate Client's comments to the extent that such comments are consistent with the terms, conditions and provisions of this Agreement and provide Client a revised draft Remedial Action Plan for final review; and

                  (iv) TRC shall provide Client with the final Remedial Action Plan. In the event that Client believes that such revised Remedial Action Plan is inconsistent with the terms, conditions and provisions of this Agreement, and the Parties are not able to resolve issues by informal discussion, Client's sole remedy shall be to initiate Technical Arbitration pursuant to Paragraph 8 of this Agreement.

                  (v) The Governmental Authority may require changes in the Remedial Action Plan after it is approved or TRC may propose changes to the Remedial Action Plan after it is approved. Any such changes shall be subject to the terms of this Paragraph 6(a), the Client notice and approval requirements of Paragraph 4 hereof and shall be subject in all respects to the conditions set forth in the Policy.

            (b) TRC shall have sole responsibility and liability for Environmental Remediation Liability, except for Excluded Matters, regardless of the remedial options ultimately required or implemented under Applicable Law. Due to uncertainty in the remedy selection process, the types of remedial activities actually implemented, and the location and extent of such activities, the Parties acknowledge that such activities may change from those initially proposed, which changes shall be subject to the notice and reporting requirements of this Agreement;

            (c) The Remediation and the Remediation Costs are based upon the currently planned use and physical configuration of the Sites as they exist on the Effective Date. To the extent that Client or any New Owner materially changes the specified use or the configuration of a Site through capital improvements, facility expansion, or other such material, Client- initiated changes in any portion of the Site owned or controlled by Client or New Owner, and such change has a direct and material impact on the cost of, or the need for, Remediation, such shall constitute a "Change" under the terms of this Agreement and shall be governed by Paragraph 6(d) below.

            (d) In the event Client or any New Owner requires a Change, the following procedures of this Paragraph 6(d) shall apply. TRC and Client or New Owner, as applicable, will discuss the Change and agree on the scope of, and schedule for, the implementation of the Change. To the extent that TRC and Client or New Owner, as applicable, agree on the scope of, and implementation schedule for the Change, TRC shall continue to be fully responsible for the Remediation and to achieve Project Completion. In the event that TRC and Client cannot agree, TRC shall prepare a detailed report documenting the effect the Change has on the Remediation, including a cost estimate of the direct impact the Change has on the cost of the Remediation. Client or New Owner may accept TRC's report, in which event Client or New Owner, as applicable, shall pay to TRC the estimated increase in cost the Change has on the cost of the Remediation and the Change will be made. In the event Client or New Owner does not accept TRC's report, Client or New Owner may (i) propose and negotiate an alternate cost with TRC, (ii) re-assume the liability and responsibility for the Pre-existing Pollution Condition that is affected by the Change (in which event, TRC shall promptly reimburse Client or New Owner the remaining budgeted cost for the Remediation of the affected Pre-existing Pollution Condition), or (iii) submit the issue to Technical Arbitration as provided under Paragraph 8 hereof. In all cases, the burden of proof to establish that any particular event or condition constitutes a Change hereunder shall lie with TRC.

            (e) TRC agrees and acknowledges that as part of the planned transfer in ownership of the Plant Site or any other portion of the Site, or in connection with Client's or New Owner's ongoing business operations at the Plant Site, prospective New Owners may perform invasive due diligence activities at the Site(s). No matter what the result of such due diligence activities, so long as the due diligence activities do not create New Pollution Conditions or materially exacerbate Pre-existing Pollution Conditions, TRC shall remain responsible for the completion of the Remediation and for achieving Project Completion, and any increase in the cost of Remediation as a result of discovery of Pre-existing Pollution Conditions pursuant to the performance of such due diligence shall not constitute a Change and shall be borne by TRC pursuant to the terms of this Agreement; Coverage Issue based on discovery trigger.

            (f) If the performance of all or any part of the Remediation is suspended or materially delayed by an act of Client or Client's agents or by their failure to act, but only to the extent any such act is expressly required under this Agreement and occurs after the Effective Date, any material increase or decrease in cost of performance of this Agreement directly caused by such suspension or delay shall be treated as a Change pursuant to Paragraph 6 (d) above. However, no adjustment shall be made under this clause for any suspension or delay to the extent performance would have been delayed or suspended by any other cause, including but not limited to, the fault or negligence of TRC or its Subcontractors. If the performance of all or any part of the Remediation is suspended or delayed by an act, or failure to act, of TRC, its Subcontractors or by any person, including without limitation any Governmental Authority, other than the Clients or their agents, any increase or decrease in the cost of performance of this Agreement shall be the responsibility of TRC and shall not be deemed to be a Change hereunder.

      7. Determination of New Pollution Conditions.

            (a) In the event a Pollution Condition is discovered at the Site or an Off-Site Location which TRC, Client, or New Owner believe to be a previously unidentified Pollution Condition, the discovering party shall immediately notify all entities (i.e., TRC, Client, Client Releasees and/or the New Owner) and TRC shall take all steps necessary to mitigate the effect of the discovered Pollution Condition until such time as TRC and Client determine whether the condition is a Pre-existing Pollution Condition and determine (i) the nature and extent of the Pollution Condition, (ii) the need for Remediation, if any, and
(iii) if Remediation is needed, the source or likely source of the Pollution Condition. TRC shall also document its determination of whether the Pollution Condition existed prior to the Effective Date hereof. In all events, the burden of proof to establish that any Pollution Condition constitutes a New Pollution Condition from a technical perspective shall lie with TRC.

            (b) In the event of discovery of a Pollution Condition that TRC, Client and/or New Owner believe to require reporting or notification to a Governmental Authority, TRC shall complete all obligations in accordance with Paragraph 4(g).

            (c) If TRC determines that the Pollution Condition represents a Pre-existing Pollution Condition, TRC shall be fully responsible for the Remediation of such Pollution Condition.

            (d) If TRC determines that the Pollution Condition commenced after the Effective Date hereof, TRC shall document its findings and provide supporting data in a report that it will submit to Client and AISLIC. TRC shall immediately provide to AISLIC the notice required by the Policy necessary to make a claim under such Policy.

            (e) If Client agrees with TRC's determination that the Pollution Condition is not a Pre-existing Pollution Condition, at Client's request TRC will submit a proposal to Client for Remediation of the Pollution Condition.

            (f) If Client does not accept TRC's determination that the Pollution Condition is not a Pre-existing Pollution Condition, the matter shall be submitted to Technical Arbitration as provided under Paragraph 8 below.

            (g) To the extent that a Pollution Condition is determined not to be a Pre-existing Pollution Condition and TRC has not assumed the responsibility and liability for its Remediation, Client shall take those steps, if any, reasonably necessary to assure that such Pollution Condition does not interfere with TRC's ability to achieve Project Completion hereunder; provided that if TRC ultimately is determined to be responsible or liable or otherwise subsequently assumes such liability, TRC shall promptly reimburse Client all costs and expenses incurred by Client in connection therewith, including without limitation, costs of Remediation and all costs of assessment, investigation, Monitoring, O&M and legal fees and charges.

            (h) In the event that Applicable Law or a Governmental Authority requires any response action, report or notification with respect to a Pollution Condition (i) which has not previously been identified as a Pre-existing Pollution Condition and (ii) with respect to which a determination, as set forth above, as to whether such condition is a Pre-existing Pollution Condition has not been made prior to the required response, TRC shall comply in full with such directives in accordance with the terms set forth in Paragraph 4(g).

      8. Technical Arbitration.

            (a) In the event the Parties are unable to agree on: (i) the cost or other impact of a physical improvement proposed by the Client or New Owner on the Remediation, (ii) whether a Change has occurred pursuant to Paragraph 6 hereof, (iii) the determination of whether a newly discovered Pollution Condition constitutes a Pre-existing Pollution Condition, (iv) the form of the Remedial Action Plan developed pursuant to Paragraph 6, or (v) the means and methods of Remediation and Site Restoration, Project Completion, and/or their effect on Client's or New Owner's business operations at the Site, either Party may deliver a notice of technical arbitration ("ARBITRATION NOTICE") to the other, requesting that the matter be submitted to Technical Arbitration for determination as set forth below.

            (b) Within fifteen (15 ) days of receipt of the Arbitration Notice, the Parties shall mutually select a qualified, independent third party technical environmental consultant who shall make the determination. If the Parties cannot agree on the selection of a single consultant, within that period, they shall each appoint an environmental consultant and those two consultants shall select a third consultant, whereupon those three consultants shall be the arbitrators hereunder. If the two arbitrators appointed by the Parties shall be unable to agree upon the appointment of the third arbitrator within five (5) calendar days after the appointment of the second arbitrator, both shall give written notice of such failure to agree to the Parties, and, if the Parties fail to agree upon the selection of such third arbitrator within five (5) calendar days after the arbitrators appointed by the Parties give such notice, then either of the Parties upon written notice to the other may require such appointment from the American Arbitration Association pursuant to its Commercial Arbitration Rules. The Parties shall initially split the cost of the single consultant, or pay the cost of their respective consultants selecting such Party and split equally the cost of the third consultant, as the case may be.

            (c) The Parties and consultant(s) shall review the information provided by the Parties and complete the arbitration in accordance with the technical industry rules and procedures established by the American Arbitration Association and as set forth herein. In the event the consultant(s) require(s) more information, TRC shall be responsible for providing the information at its sole cost and expense. Notwithstanding the foregoing, Client reserves the right to provide any information that they consider relevant to the arbitrators hereunder, and to review any information submitted by TRC or any other participant in the arbitration in advance.

            (d) Within thirty (30) days after selection of the consultant(s) and submission of all necessary information to the consultant(s) is completed, the consultant(s) shall make an appropriate determination of the issue posed.

      This determination shall be final and conclusive as to matters submitted to arbitration, and may be enforced in any court of competent jurisdiction, subject in all respects to any requirements of Applicable Law or Governmental Authorities.

      9. Insurance.

            (a) Client shall obtain and TRC shall maintain and comply substantially with all terms and conditions and requirements of the Policy, which shall be issued in the form attached hereto as Exhibit "C", but in all respects shall be satisfactory to Client and TRC in their sole and absolute discretion.

                  (i) Coverage A, B, C, D, E, F, G and H shall have the following terms:

(A) (i) Aggregate Blended Limit of Coverage for A, B,        $30,000,000
 C, D, E, F, and G:

(A)  (ii) Limit of Coverage for H                            $31,141,063

(B)Term:                                                   20 years, except for
                                                           "Monitoring" as
                                                           defined by the
                                                           Policy, which shall
                                                           have a term of 30
                                                           years

(C) Attachment Point:                                      $10,306,558

(D) Named Insured(s):                                      TRC Companies, Inc.

(E) Named Insured:                                         Client.

(F)  SIR:                                                  ($0) for Coverage H;
                                                           $250,000 for all
                                                           other coverages,
                                                           except for (i)
                                                           Natural Resource
                                                           Damages, which shall
                                                           have an SIR of
                                                           $375,000, (ii)
                                                           Coverage B and D
                                                           claims for bodily
                                                           injury arising out of
                                                           ingestion of
                                                           groundwater emanating
                                                           from the Plant Site,
                                                           which shall have an
                                                           SIR of $100,000 per
                                                           claimant with an
                                                           aggregate SIR of
                                                           $500,000, and (iii)
                                                           Downstream
                                                           Remediation Claims,
                                                           which shall have an
                                                           SIR equal to
                                                           $350,000.

(G) Policy Aggregate Limit                                 $41,141,063

      Each party acknowledges and agrees that its failure to keep the Policy current and in force as provided herein shall render it liable to the other party for the full amount of coverage and defense costs provided by the Policy. Client and TRC shall jointly prepare and execute the application for the Policy to the extent required by the Insurer.

            (b) TRC and Client acknowledge and agree that Coverage C of the Policy provides affirmative coverage to Client for certain Remediation Costs in the Downstream Area to the extent the same may be required by a Governmental Authority (each, a "DOWNSTREAM REMEDIATION CLAIM"). The Parties further acknowledge and agree that certain monies have been funded by Client into a separate commutation account under the Policy (the "DOWNSTREAM COMMUTATION ACCOUNT") to address the costs of any future Remediation in the Downstream Area covered by the Policy. In the event of any Downstream Remediation Claim, TRC shall first draw upon the proceeds of the Downstream Commutation Account to pay the costs of any Remediation in the Downstream Area. The Parties further acknowledge and agree that:

                  1. In the event that a Downstream Completion Approval is obtained by TRC and, in connection therewith, less than $100,000 of the Downstream Commutation Account has been drawn by TRC with respect to any Downstream Remediation Claims, Client shall, upon request therefor by TRC and in accordance with the Policy, take all steps necessary to cause AISLIC to release the remaining portion of the Downstream Commutation Account to TRC, less any funds for Monitoring as may be required to be held back by the Insurer.

                  2. In the event that a Downstream Completion Approval is obtained by TRC and, in connection therewith, more than $100,000 of the Downstream Commutation Account has been drawn by TRC with respect to any Downstream Remediation Claims, Client shall, upon request therefore by TRC in accordance with the terms of the Policy, cause any remaining funds in the Downstream Commutation Account to be returned to Client (less any funds for Monitoring required to be retained by the Insurer), whereupon Client shall, with thirty (30) days of the receipt of the same, pay fifty percent (50%) of such amount it receives to TRC.

                  3. In the event that the funds in the Downstream Commutation Account are exhausted by payment of one or more Downstream Remediation Claims on or before the date that TRC receives a Downstream Completion Approval, the SIR Payment to be paid by Client in connection with any further Downstream Remediation Claims shall be $250,000. Notwithstanding anything to the contrary contained in the Policy, which the Parties acknowledge requires a self-insured retention of $350,000 for such Downstream Remediation Claims, upon payment by Client of a $250,000 SIR Payment to the Insurer under Paragraph 5(e) hereof, (i) TRC shall pay the remaining $100,000 SIR Payment with respect to such Downstream Remediation Claims; and (ii) TRC agrees that it shall be responsible for and shall perform the Remediation of the Downstream Area as a PLL Claim under paragraph 5(e) hereof; provided, however, Client agrees that TRC's obligations under this subparagraph (3) are conditioned upon TRC performing the Remediation of the Downstream Area on behalf of Client as Client's scheduled contractor under the applicable Downstream Remediation Claim.

            (c) Beginning on the Effective Date and continuing through a period of not less than two (2) years beyond the Project Completion Date, TRC shall maintain, at a minimum, and at its sole cost and expense, the following insurance coverages:

                  (i) Commercial General Liability insurance alone or in combination with Commercial Umbrella insurance with a limit of not less than ten million ($10,000,000.00) dollars each occurrence covering liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured Agreement (including the tort liability of another assumed in a business Agreement).

                  (ii) Business Automobile Liability insurance alone or in combination with Commercial Umbrella insurance covering any auto or vehicle

(including owned, hired, and non-owned autos or vehicles), with a limit of not less than one million ($1,000,000.00) dollars each accident.

                  (iii) Professional Liability insurance including Contractors Pollution coverage ("CPL"), with a minimum aggregate limit of not less than Ten Million ($10,000,000) Dollars, which coverage shall at all times have an available aggregate limit of coverage of at least $10,000,000 that is not impacted or limited by other pending or threatened claims.

                  (iv) Workers' compensation insurance with statutory limits and Employers' Liability limits of not less than one million ($1,000,000.00) dollars each accident for bodily injury by accident or one million ($1,000,000.00) dollars for each employee for bodily injury by disease, including the statutory employer's endorsement prepared in favor of Client.

                  (v) Upon execution of this Agreement, TRC shall submit to Client a certificate or certificates for each required insurance referenced above certifying that such insurance is in full force and effect and setting forth the information required below. Additionally, TRC shall furnish to Client within thirty (30) days before the expiration date, or any policy modification, of the coverage of each required insurance set forth above, a certificate or certificates containing the information required below and certifying that such insurance has been renewed and remains in full force and effect.

                  (vi) Should the amounts of coverage required pursuant to this Paragraph be diminished below their specified minimum amounts, TRC shall promptly notify Client and, at its sole cost and shall promptly obtain replacement insurance sufficient to maintain the coverage limits in the Agreement. At any time upon the request of Client, TRC shall provide to Client copies of certificates of insurance or such other information as may be reasonably requested by Client to evidence TRC's compliance with this Subsection
(c).

                  (vii) All policies for each insurance required hereunder shall: (a) name Client, Client Releasees and New Owners, as appropriate, as named insureds (this requirement shall not apply to workers' compensation insurance, employers' liability insurance, or professional liability insurance);
(b) provide for not less than thirty (30) days' prior written notice to Client and New Owners, as appropriate, by registered or certified mail of any cancellation, restrictive amendment, non-renewal or change in coverage; (c) release and hold Client and New Owners, as appropriate, free and harmless from all subrogation rights of the insurer in the form of a complete waiver of subrogation; and (d) provide that such required insurance hereunder is the primary insurance and that any other similar insurance that Client and New Owners, as appropriate, may have shall be deemed excess of such primary insurance.

            (d) TRC represents and warrants that it has provided the Insurer with access to all the information that it has developed, and that all the information that TRC has received from Client and other parties, has been provided to AISLIC, or otherwise has been reviewed by AISLIC.

            (e) With respect to claims for Remediation under the Policy other than Coverage H, including without limitation, Downstream Remediation Claims (the "PLL CLAIMS"), TRC acknowledges that Client may bring one or more direct claims for coverage under the Policy, which claims shall reduce the aggregate limit of coverage available under the Policy.

            (f) Notwithstanding the foregoing, nothing contained herein shall be construed as engendering or giving rise to any liability of TRC in connection with PLL Claims arising out of bodily injury or property damage sustained by third parties except to the extent such bodily injury or property damage is otherwise caused by or arises out of TRC's acts or omissions or any breach by TRC under this Agreement.

            (g) In the event that both TRC and Client are each served or are likely to be served or joined as parties to the same lawsuit, which lawsuit would be the subject of a PLL Claim under the policy, TRC and Client shall cooperate with each other and shall file a single PLL Claim under the Policy. In any such PLL Claim, the Parties agree to use commercially reasonable efforts to mitigate damages and reduce costs that are recoverable as part of any such PLL Claim, including without limitation and to the extent practicable, entering into joint defense arrangements or otherwise.

      10. Indemnity.

            (a) TRC shall indemnify, defend and hold harmless Client and Client Releasees, and New Owners, and each of them, from any and all claims, costs, damages, expenses, liens, judgments, liabilities, fines, penalties, and losses and costs and expenses of any nature or kind whatsoever, including, but not limited to, attorney fees and expenses, expert and consultant fees and expenses, and arbitration and legal expenses by reason of injury or death or damage to persons or property to the extent caused by the acts or omissions or misconduct of TRC, its officers, agents, employees, and Subcontractors.

            (b) TRC further agrees to indemnify, defend and hold harmless Client and Client Releasees and New Owners, and each of them, from any and all claims, costs, damages, expenses, judgments, liabilities, fines, penalties, losses, and costs and expenses of any nature or kind whatsoever, including, but not limited to, attorney costs and expenses, expert and consultant fees and expenses, and arbitration and legal expenses to the extent caused by or arising out of: (1) violations by TRC, alleged or otherwise, of, or TRC's non-compliance with, Applicable Law; and (2) Pre-Existing Pollution Conditions or Pollution Conditions caused or exacerbated by TRC, in all cases arising out of or in any way connected with: (A) a breach by TRC of any covenant, representation, warranty or any of the terms of this Agreement or the Policy; (B) any act, omission, mistake and/or negligence by TRC or any Subcontractor; (C) any failure or undue delay on the part of TRC to perform the Remediation; (D) all Environmental Remediation Liability; (E) any action by any Government Authority arising out of or related to the Remediation; (F) the off-Site transportation to, and/or treatment, storage and disposal at, Non-Owned Locations or otherwise of Pollutants generated pursuant to the Remediation; (G) the presence of TRC and/or TRC's Subcontractors at the Sites; (H) the interruption of

Client's or any New Owner's business operations at the Sites to the extent caused by the negligent acts or omissions or the willful misconduct of TRC, its officers, agents, employees, and Subcontractors; (I) liens or other legal proceeding arising out of the performance of the Remediation; (J) any damage to or destruction of any property (including utilities, sub-surface structures (e.g., pipe, lines) or any other property of Client or any other person) occurring in connection with, arising out of, or resulting from the Remediation, whether on the Sites or elsewhere; and (K) any and all matters caused by the acts, omissions or misconduct of TRC, its officers, agents, employees, and subcontractors. This indemnity shall not include claims, costs, damages, expenses, judgments, liabilities, fines, penalties or losses of any nature or kind whatsoever related to Excluded Matters, except to the extent such suits, claims, demands or causes or actions are caused by or are the result of any acts or omissions of, mistake or negligence by, or the performance or nonperformance of TRC's obligations and responsibilities under this Agreement by, TRC, its officers, agents, employees, or Subcontractors.

            (c) While acknowledging that Client, Client Releasees, New Owners and TRC shall be insured pursuant to the Policy, TRC shall be responsible and liable for all claims, costs, damages, expenses, judgments, liabilities, fines, penalties and losses of any nature or kind whatsoever, incurred or associated with TRC's performance of its obligations under this Agreement, and the performance of any Subcontractor whether or not the Policy covers such costs; provided, however, that (1) the Parties acknowledge and agree that TRC's liability hereunder for PLL Claims shall not exceed the actual aggregate limit of the Policy that is available for such PLL Claims, and (2) the Parties acknowledge and agree that TRC's liability hereunder for Remediation shall not exceed (i) the aggregate amount of Forty Million and 00/100 Dollars ($40,000,000), notwithstanding that the limits of the Policy may be less than such amount for Coverage H, nor shall such liability (ii) extend beyond the term of twenty (20) years beyond the Effective Date. TRC's indemnification and other obligations under this Agreement, therefore, are limited in amount and duration as set forth herein (the "TRC LIABILITY LIMITATION").

            (d) Except as otherwise expressly set forth in Paragraph 5(e) herein with respect to TRC's obligations to manage PLL Claims under the Policy, TRC shall have no obligation, responsibility or liability, including any obligation of indemnity or defense for fines and penalties not caused by TRC's acts or omissions, Natural Resource Damage claims or claims for bodily injury or property damage (including, but not limited to, stigma damages, consequential damages and business interruption claims) relating to the Sites or Off-Site Locations, regardless of when or how the condition which forms the basis of such a claim is alleged to have occurred; provided, however, TRC shall be responsible for the same to the extent such damages are caused by the acts or omissions or misconduct of, or the performance or nonperformance of TRC's obligations and responsibilities under this Agreement by, TRC, its officers, agents, employees, or Subcontractors.

            (e) If at any time during the term of the this Agreement, the aggregate amount of claims paid by the Insurer under Coverages A-G of the Policy exceeds $15,000,000, excluding Downstream Remediation Claims (collectively, the "PLL LOSSES"), TRC shall have the right, upon request therefor, to require Client to purchase from the Insurer additional coverage under Coverage H of the Policy (or new coverage that can be added to the aggregate limit of the Policy such that the additional coverage can be used for Coverage H) in an amount up to the lesser of
(i) one-half of the total PLL Losses paid through such date or (ii) $10,000,000; provided, however, that prior to requiring such purchase, TRC and Client shall cooperate in good faith and confer with each other to assess whether the then existing limits of Coverage H will be sufficient to achieve Project Completion and to determine whether such additional Coverage H limits will be reasonably necessary under the particular facts and circumstances. In the event that such new or alternative Coverage H coverage cannot be purchased or is otherwise not commercially available, the Parties agree that the TRC Liability Limitation shall be deemed reduced by an amount equal to the amount by which the PLL Losses exceed $15,000,000 as of such date.

      11. Representations, Warranties and Covenants of TRC.

            (a) TRC acknowledges that it has satisfied itself as to the nature and location of the Sites and as to the general and local conditions, particularly those bearing upon (i) Pollution Conditions, (ii) Remediation requirements and Remediation Costs, (iii) clean-up and disposal requirements,
(iv) handling and storage of materials, (v) availability of labor, (vi) security requirements, (vii) water, (viii) electric power, (ix) roads, (x) the conformation and condition of the ground, (xi) the character, quality and quantity of surface and subsurface materials to be encountered, (xii) equipment and facilities needed preliminary to and during the prosecution of activities to be performed under this Agreement, (xiii) uncertainties of weather, and (xiv) and other information related to the type of project contemplated under this Agreement.

            (b) TRC represents and warrants that it has the financial resources to execute its obligations under this Agreement with diligence to Project Completion, even if the Pollution Conditions exceed TRC's estimate thereof, and TRC shall use such resources as necessary to achieve Project Completion.

            (c) TRC represents and warrants that is not a party to any other existing or previous agreement or Agreement that would be inconsistent with or constitute a conflict of interest with, or interfere with, the performance of its obligations and responsibilities under this Agreement, and that it will not enter into any such agreement or Agreement after the Effective Date.

            (d) TRC represents and warrants that it is qualified to perform the Remediation consistent with this Agreement and that it has sufficient expertise and experience to accomplish same. TRC further represents and warrants that it shall perform the Remediation in compliance with this Agreement, Applicable Law and the Consent Agreement, and the standards of care and diligence normally practiced by top-quality nationally recognized firms performing services of a similar nature.

            (e) TRC represents and warrants that it has reviewed all records, to the extent TRC understands such records to be relevant, of Client, EPA and the State of Wisconsin, and of any other Government Authority, concerning the Sites to the extent it deems necessary to fulfill its obligations hereunder, and that is familiar with the Pollutants, Natural Resources, and all other relevant conditions at the Sites. TRC represents and warrants that it assumes the risk of all conditions at the Sites and, regardless of the exact nature of such conditions, or the expense or difficulty of performing the Remediation or Project Completion with respect to same, will fully perform and complete the Remediation required by Government Authorities for the Site.

            (f) TRC represents and warrants that it is familiar with the geologic conditions and Pollution Conditions at or associated with the Sites and assumes the risk of all conditions associated therewith and specified in this Agreement after review of information provided to TRC by Client and shall, regardless of the exact nature of such conditions, or the expense or difficulty of performing the Remediation with respect to same, fully complete the Remediation to Project Completion pursuant to the terms of this Agreement.

            (g) TRC represents and warrants that it has provided the Insurer with access to all of the information in its possession and under its control concerning the conditions at the Sites.

            (h) TRC covenants and agrees that after the Effective Date, TRC shall have responsibility and liability (relative to Client) for, and shall be responsible for signing in its own name all manifests for, all wastes, garbage, refuse, sludge, residues and other discarded storage and disposal of such wastes. TRC shall cause all wastes, regardless of their form, that are transported from the Sites to any Non-Owned Location, whether for treatment, recycling, storage, disposal, or other management, to be (i) transported in a manner that complies with all applicable requirements of Government Authorities, including without limitation, all Applicable Laws; and (ii) delivered to an offsite waste facility that maintains and is in substantial compliance with, at the time of delivery, all applicable licenses, permits, authorizations, certificates and approvals to accept such wastes. Notwithstanding anything to the contrary contained herein, TRC expressly agrees and covenants to keep in full force and effect and to comply in full with that certain Amended Waste Services Agreement dated July 26, 2004 by and between Tecumseh Products Company and Onyx Hickory Meadows Landfill, L.L.C. and attached hereto as Exhibit "G":
(the "ONYX AGREEMENT") to the extent that any waste covered by the Onyx Agreement is transported to Non-Owned Locations, and agrees to indemnify, defend and hold harmless Tecumseh from and against any claims, demands, losses or liabilities arising out of such Onyx Agreement after the Effective Date. Notwithstanding the foregoing, in the event that TRC receives final and unappealable approval and secures all applicable governmental permits and licenses to construct a Confined Disposal Facility at the Site and elects to proceed with the same and not to utilize any further waste disposal at Non-owned Locations, TRC shall so notify Client, whereupon Client shall terminate the Onyx Agreement at its sole cost and expense pursuant to Section 7 thereof.

            (i) TRC represents and warrants that it shall not seek or implement any changes in the Remediation for the Site that could materially and adversely affect the potential liability of Client under Applicable Law, except with Client's prior written consent.

      12. Representations, Warranties and Covenants of Client.

            (a) Client represents and warrants that, pursuant to the terms hereof, it has or will have assigned any access and easement agreements that it may have to TRC, and that subject only to the limitations set forth herein, it will cooperate to the extent reasonable and practicable with TRC to assist TRC in obtaining reasonable and necessary access to the Sites in order for TRC to implement and complete the Remediation and to perform its obligations hereunder.

            (b) Client represents and warrants that it has provided TRC with access to copies of the known documents, reports, data, field notes, and other information concerning Pollution Conditions on the Sites that it has in its possession.

      13. Transfer of Sites. In the event that Client were to divest itself of all or portion of the Sites owned by Client through an asset or corporate stock sale, Client shall provide written notice of such sale or transfer to TRC, and TRC's obligations in respect to such Site(s) shall continue notwithstanding the divestiture of such Site(s) and (i) with regard to and to the extent of such divested Site(s), all rights under this Agreement from and after the date of the transfer shall be exercised by the New Owner in the place and instead of Client and New Owner shall be deemed to be a third beneficiary of this Agreement with respect to the same; provided, however, that the New Owner may not amend, alter or terminate this Agreement or the Policy without the prior written permission of Client, including without limitation, after the occurrence of a TRC Default;
(ii) TRC shall indemnify and hold Client and Client Releasees harmless pursuant to Paragraph 10 hereunder notwithstanding any default under this Agreement by New Owner except to the extent such default by the New Owner gives rise to a claim by the Client or Client Releasees under Paragraph 10; (iii) the New Owner shall agree to be bound by the terms of this Agreement pursuant to a written instrument acceptable to TRC and Client and executed by New Owner; (iv) with regard to and to the extent of such divested Site(s), the New Owner shall have the right to enforce its rights under this Agreement in its own name; and (v) with regard to and to the extent of such divested Site(s), the New Owner shall, upon the request of Client, be added as an additional Named Insured to the Policy, such name to be added to the Policy as its interest in the Site(s) may appear, in conformance with the requirements of the Policy. TRC's obligations under this Agreement and the duties owed by TRC to Client shall not be affected, abrogated or impaired in any way as a result of any divestiture by Client of all or any portion of the Sites, and TRC shall have no right to terminate this Agreement with respect to Client on account of any default hereunder by a New Owner except to the extent the default by the New Owner results in the cancellation of coverage provided by the Policy.

      14. Independent Contractor.

            TRC is an independent Contractor, and the methods and techniques of its performance and the control thereof shall vest in its discretion. It is understood and agreed that neither TRC nor Client, by execution of this Agreement, intends that TRC or TRC's employees, representatives, agents and Subcontractors shall be considered, or deemed to be, or acting as employees of Client, but rather as an independent Contractor retained by Client to take responsibility for and perform the Remediation and achieve Project Completion. TRC shall not take any action or omit to take any action that is inconsistent with its status as an independent Contractor. TRC shall be solely responsible for all of its practices, procedures, means, methods, and protocols used in carrying out the Remediation, for all governmental fees imposed upon its performance of the Remediation and for payment of all compensation, benefits, contributions, and taxes, if any, due its employees, agents, representatives and Subcontractors. TRC agrees that any and all persons whom it may employ or whose services it may retain in order to perform its obligations under this Agreement, including any and all Subcontractors, shall remain TRC's employees or consultants exclusively.

      15.Notices. Notices required hereunder shall be deemed given upon receipt if sent by certified mail, return receipt requested, or by recognized overnight courier service to the following duly authorized representatives:

            FOR CLIENT: Chief Financial Officer

                        100 East Patterson Street
                        Tecumseh, MI 49286

                        With a copy to:
                        Corporate Director of Environmental Control
                        1604 Michigan Avenue
                        New Holstein, WI 53061

                        With a copy to:
                        Curtis B. Toll, Esq.
                        Greenberg Traurig, LLP
                        2700 Two Commerce Square
                        2001 Market Street
                        Philadelphia, PA  19103

            FOR TRC:    Michael C. Salmon

                        Senior Vice President
                        TRC Companies, Inc.
                        21 Technology Dr.
                        Irvine, CA  92618

                        With a copy to:
                        Martin Dodd, Esquire
                        General Counsel
                        TRC Companies, Inc.
                        5 Waterside Crossing
                        Windsor, CT  06095

            The Parties may change their duly authorized representatives at any time by providing written notice to the other Party.

      16. Termination and Default.

            (a) Except as expressly provided herein, none of the Parties shall have the right to terminate this Agreement without a default by the other Party.

            (b) Client may, at its option, terminate this Agreement for cause and thereby place TRC in default for any of the following reasons (each, a "TRC DEFAULT"):

                  (i) TRC has ceased implementation of the Remediation contemplated by this Agreement and is seriously or repeatedly deficient or late in its performance of such Remediation, or is implementing such Remediation in a manner which presents a significant risk of causing an endangerment to human health or the environment;

                  (ii) TRC has failed to cure a material Notice of Default from WDNR relating to the performance of the Remediation or such other notice of violation from a Governmental Authority or to commence such cure and so diligently prosecute the same to completion within the time allowed for such cure;

                  (iii) TRC has failed to substantially comply with Applicable Laws in performing Remediation;

                  (iv) TRC has declared bankruptcy, or has become bankrupt as a result of an involuntary bankruptcy filing, or has become or is about to become insolvent;

                  (v) TRC has failed to comply with its obligations under the Policy in a manner that places the coverage for Client thereunder at risk or which results in an actual notice of cancellation of the Policy from the Insurer;

                  (vi) TRC has materially (1) breached its representations, warranties, or covenants under this Agreement; or (2) failed to perform its obligations hereunder, and either breach has a material impact on TRC's ability to perform the Remediation or significantly increases the risks and liabilities assumed by TRC hereunder;

                  (vii) TRC fails to comply with a final and binding award of the arbitrators pursuant to Paragraph 8 of this Agreement; or

            (c) TRC may terminate this Agreement for cause for the following reasons (each, a "CLIENT DEFAULT"):

                  (i) Client materially fails to perform its obligations hereunder and such failure materially impacts TRC's ability to perform the Remediation or significantly increases the risks and liabilities assumed by TRC hereunder; or

                  (ii) Client fails to comply with a final and binding award of the arbitrators pursuant to Paragraph 8 of this Agreement.

            (d) In order to terminate this Agreement for cause, the Party seeking to terminate the Agreement must provide the other Party with written notice ("DEFAULT NOTICE") of its intent to terminate and its reason therefor. Except for a TRC Default under Paragraph 16(b)(ii) or 16(b)(iv) above, (which shall not be subject to cure), the defaulting Party shall have thirty (30) days in which to cure the alleged default or to immediately commence activities necessary to correct the default if the same cannot reasonably be completed within the thirty (30) day period. So long as the other Party is diligently pursuing a cure, the Party seeking to terminate shall not be permitted to do so. Notwithstanding the foregoing, Client shall have the right to terminate this Agreement upon the occurrence of any TRC Default if such TRC Default is not cured within one-hundred eighty (180) days of the date of the Default Notice evidencing the same or such other time as may be permitted by the Consent Order, whichever is earlier; provided, however, no termination shall be permitted pursuant to this subparagraph (d) in the event that TRC is diligently pursuing and is actively engaged in a formal dispute resolution process with a Governmental Authority under Applicable Law in connection with the Remediation.

            (e) In the event that this Agreement is terminated by Client after the occurrence of any TRC Default pursuant to this Section 16, Client shall, within forty-five (45) days of the date of termination (the "TRC TRANSFER PERIOD") designate a replacement or substitute contractor to replace TRC and to complete the Remediation through Project Completion. TRC shall continue to diligently perform the Remediation and to comply with the terms of this Agreement until the end of the TRC Transfer Period or such earlier date prescribed by Client by written notice to TRC. During or after the TRC TRANSFER Period, TRC shall, immediately upon the request of Client execute any and all agreements, documents or materials requested by Client or the Insurer to: (1) remove TRC from the Consent Order; (2) delete TRC from the Policy as an insured or otherwise whereupon TRC shall have no further rights to receive funds or make claims of any kind under the Policy; (3) assign or transfer to the new contractor all of TRC's right, title and interest in and to all materials, processes, work-in-place and other documents necessary to complete the Remediation and achieve Project Completion (collectively, the "TRC TRANSFER"). TRC hereby grants to Client its full and complete power-of-attorney, which shall be deemed to be coupled with an interest, for the purpose of completing and effectuating the TRC Transfer. Upon the completion of the TRC Transfer, this Agreement shall be terminated and shall be null and void, except that, notwithstanding such termination, Client shall be expressly permitted to bring an action for damages against TRC in a court of competent jurisdiction for damages incurred by Client as a result of the TRC Default.

      17. Release of Material Information.

            (a) Public Statements - In order to comply with public disclosure requirements of the Securities and Exchange Commission ("SEC"), each of the Parties may issue, from time to time, public statements concerning its execution of and performance of this Agreement. The Parties shall do so only under the following conditions:

                  (i) The information to be disclosed shall be the minimum required to comply with legal requirements of the SEC; and

                  (ii) The disclosing Party shall provide the other Party with prior notice of the disclosure and an opportunity to comment, and shall provide such Party with a copy concurrent with the disclosure.

            (b) Marketing and Sales Material - Unless prior approval is received from Client, TRC shall not disclose any information concerning this Agreement, Client or the Sites in marketing or sales material. Notwithstanding the foregoing, the Parties may use a generic description of the project, its financial, management and technical approach, and the results of its performance hereunder, provided that neither the Parties nor the Sites are specifically identified.

      18. Intended Third-Party Beneficiaries. TRC and Client acknowledge that Client Releasees and New Owners are intended third-party beneficiaries of this Agreement. The benefits and obligations owed to Client Releasees and New Owners pursuant to this Agreement may not be altered, amended or in any manner restricted by TRC without the advance written consent of such Client Releasees of New Owners, which consent may be withheld in their sole discretion.

      19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin.

      20. Entire Agreement. This Agreement, including the Exhibits, constitutes the entire agreement of the Parties with respect to the Remediation activities and obligations contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements are merged herein.

        21. Severability. If any term, covenant, condition, or provision of this Agreement is found by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby.

      22. Waiver. No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by the Party against whom enforcement of the same is sought. Failure to enforce any provision of this Agreement or to require at any time performance of any provision hereof shall not be construed to be a waiver of such provision, or to affect the validity of this Agreement or the right of any Party to enforce each and every provision in accordance with the terms hereof. No waiver of any provision of this Agreement shall affect the right of Client or TRC thereafter to enforce such provision or to exercise any right or remedy available to it in the event of any other default involving such provision or any other provision. Making payment or performing pursuant to this Agreement during the existence of a dispute shall not be deemed to be and shall not constitute a waiver of any claims or defenses of the Party so paying or performing.

      23. Specific Performance. The parties hereto recognize that TRC's performance of its obligations under this Agreement is special, unique, and of extraordinary character, and that Client will be irreparably injured if this Agreement is not specifically enforced. Therefore, notwithstanding anything to the contrary contained herein or otherwise, upon the occurrence of any TRC Default and in addition to other remedies at law or in equity that may be available to Client, Client shall have the right to enforce specifically TRC's performance under this Agreement, in addition to the other rights and remedies expressly set forth herein. In such event, TRC hereby waives the defense in any such suit that Client has an adequate remedy at law, and TRC will interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specific performance shall be in addition to, and not in lieu of, any other remedies that Client may elect to pursue hereunder.

      24. Assignment.

            (a) This Agreement is personal to the Parties hereto and is not intended for the benefit of any third party except as expressly set forth herein. Except as set forth below or otherwise expressly set forth herein, this Agreement shall not be assignable to any other party without the prior, written authorization of the other Party hereto. Such authorization may be denied by the other Party in its sole discretion.

            (b) Notwithstanding any other provision herein, but subject in all respects to the terms of Paragraph 13 hereof, Client shall have the right to assign all, or part, of the benefits and obligations of this Agreement to New Owner(s) with respect to all or any portion of the Site for which ownership is or has been transferred to New Owner, so long as the New Owner(s) accepts the obligations of Client hereunder. No assignment of rights under this Paragraph shall diminish TRC's indemnification obligations to Client and Client Releasees under this Agreement.

      25. Confidentiality. The terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any third party except as is required (i) for the performance of this Agreement and then shall be disclosed to such persons only under corresponding conditions of confidentiality; (ii) by law or any court, administrative agency or other Governmental Authority with jurisdiction over the activities contemplated by this Agreement; or (iii) to potential New Owners pursuant to the planned transfer of ownership or control of all or any portion of the Site(s). If a Party is required to make any disclosure that is prohibited under this Agreement, that Party will provide to all other Parties prompt notice of such requirement so that a protective order or other appropriate remedy may be pursued. Subject to the foregoing, a Party may furnish only that information that, in the written opinion of legal counsel acceptable to all Parties, is legally required to be disclosed. Moreover, such disclosing Party will use reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the information disclosed.

      26. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

                            [SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement is effective as of the as of the date first above written.

TRC COMPANIES, INC.:

       /s/ MICHAEL C. SALMON                            12/23/04
--------------------------------        ----------------------------------------
Name:  Michael C. Salmon                                  Date
Title: Senior Vice President

TRC ENVIRONMENTAL CORPORATION:

       /s/ MICHAEL C. SALMON                            12/23/04
--------------------------------        ----------------------------------------
Name:  Michael C. Salmon                                  Date
Title: Senior Vice President

TECUMSEH POWER COMPANY, a Delaware corporation:

       /s/ JAMES S. NICHOLSON                           12/21/04
--------------------------------        ----------------------------------------
Name:  James S. Nicholson                                 Date
Title: Vice President, Treasurer and
        Chief Financial Officer

TECUMSEH PRODUCTS COMPANY, a Michigan corporation:

       /s/ JAMES S. NICHOLSON                           12/21/04
--------------------------------        ----------------------------------------
Name:  James S. Nicholson                                 Date
Title: Vice President, Treasurer and
        Chief Financial Officer

HAYTON PROPERTY COMPANY, LLC, a Wisconsin limited liability company:

       /s/ JAMES S. NICHOLSON                           12/21/04
Name:  James S. Nicholson                                 Date
Title: Vice President, Treasurer and
        Chief Financial Officer

Exhibits

A    Plant Site
B    Consent Order
B-1  Map of Downstream Area
C    Insurance Policy
D    Designated Reporting Persons
E    Access Agreements
F    Areas of TRC Access
G    Onyx Waste Agreement